UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2023

REPLIMUNE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38596	82-2082553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Unicorn Park

Suite 303

Woburn, MA 01801

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 222-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	REPL	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2023, based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Replimune Group, Inc. (the “Company”), the Board appointed Veleka Peeples-Dyer to serve as a member of the Board, effective immediately. The appointment of Ms. Peeples-Dyer as a member of the Board fills the vacancy created by the Board’s decision on March 8, 2023, to increase the size of the Board from nine members to ten.

Ms. Peeples-Dyer will initially serve as a director of the Company until the Company’s 2023 annual meeting of stockholders, at which such meeting Ms. Peeples-Dyer is expected to be nominated to stand for election to the Board.

In connection with her appointment to the Board, the Board appointed Ms. Peeples-Dyer as a member of the Board’s Audit Committee (the “Audit Committee”) to serve in place of Dieter Weinand who stepped down from the Audit Committee effective upon Ms. Peeples-Dyer’s appointment.

In connection with her service on the Board and the Audit Committee, Ms. Peeples-Dyer will receive an annual cash retainer of $45,000 and $10,000, respectively, in each case, prorated based on the date of her appointment. In addition, Ms. Peeples-Dyer received a grant of a nonqualified stock option to acquire 50,400 shares of the Company’s common stock at an exercise price of $18.48, the closing price of the Company’s common stock on June 1, 2023, as reported on the Nasdaq Global Select Market. The option will vest and become exercisable as to 25% of the shares on June 1, 2024, and the balance of the shares will vest in a series of 24 approximately equal monthly installments thereafter.

Additionally, Ms. Peeples-Dyer and the Company entered into a customary indemnification agreement, a form of which has been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), effective as of June 1, 2023.

The Board has determined that Ms. Peeples-Dyer is an independent director in accordance with applicable rules of the SEC and the Nasdaq Stock Market. Other than the foregoing, there have been no transactions with the Company and there are currently no proposed transactions with the Company that would be required to be disclosed under Item 404(a) of Regulation S-K. No arrangement or understanding exists between Ms. Peeples-Dyer and any other person pursuant to which Ms. Peeples-Dyer was selected as a director of the Company.

Item 7.01	Regulation FD Disclosure.

On June 5, 2023, the Company issued a press release announcing Ms. Peeples-Dyer’s appointment to the Board. The full text of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	News Release dated June 5, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIMUNE GROUP, INC.

Date: June 5, 2023	By:	/s/ Philip Astley-Sparke
Philip Astley-Sparke
Chief Executive Officer